                                                                     EXHIBIT 2.1

                                                                  EXECUTION COPY


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                          SECURITIES PURCHASE AGREEMENT


                                  by and among

                           THE INVESTORS NAMED HEREIN

                                       and

                            MICRO THERAPEUTICS, INC.


                                September 3, 2002

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

                                TABLE OF CONTENTS
                                -----------------
SECTION 1. PURCHASE AND SALE OF SECURITIES......................................   4
   1.1.    Issuance of Common Stock.............................................   4
   1.2.    Closings and Closing Dates...........................................   5

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY........................   6
   2.1.    Corporate Organization...............................................   6
   2.2.    Subsidiaries.........................................................   6
   2.3.    Capitalization.......................................................   7
   2.4.    Corporate Proceedings, etc...........................................   7
   2.5.    Consents and Approvals...............................................   8
   2.6.    Absence of Defaults, Conflicts, etc..................................   8
   2.7.    Reports and Financial Statements.....................................   8
   2.8.    Absence of Certain Developments......................................   9
   2.9.    Compliance with Law..................................................   9
   2.10.   Litigation...........................................................  10
   2.11.   Absence of Undisclosed Liabilities...................................  10
   2.12.   Change in Ownership..................................................  11
   2.13.   Employment Matters...................................................  11
   2.14.   Tax Matters..........................................................  12
   2.15.   Intellectual Property................................................  12
   2.16.   Title to Tangible Assets.............................................  12
   2.17.   Insurance............................................................  12
   2.18.   Transactions with Related Parties....................................  13
   2.19.   Interest in Competitors..............................................  13
   2.20.   Registration Rights..................................................  13
   2.21.   Private Offering.....................................................  13
   2.22.   Brokerage............................................................  14
   2.23.   Takeover Statute; Rights Plan........................................  14
   2.24.   Nasdaq Compliance....................................................  14
   2.25.   Reporting Status.....................................................  14
   2.26.   No Manipulation of Stock.............................................  14
   2.27.   Accountants..........................................................  14
   2.28.   Transfer Taxes.......................................................  15
   2.29.   Investment Company...................................................  15
   2.30.   Listing..............................................................  15
   2.31.   Other Representations and Warranties.................................  15
   2.32.   Material Facts.......................................................  15

SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE INVESTOR.......................  15

SECTION 4. ADDITIONAL AGREEMENTS OF THE PARTIES.................................  16
   4.1.    Resale of Securities.................................................  16

    4.2.   Covenants Pending Closing............................................   17
    4.3.   Further Assurance....................................................   17
    4.4.   Indemnity............................................................   17
    4.5.   Consents and Approvals; Proxy........................................   18
    4.6.   Use of Proceeds......................................................   19
    4.7.   Takeover Statute.....................................................   19
    4.8.   Rights Agreement Inapplicable........................................   19
    4.9.   Registration Rights..................................................   19
    4.10.  Registration and Listing.............................................   20
    4.11.  Private Offering.....................................................   20

SECTION 5. INVESTORS' CLOSING CONDITIONS........................................   20
    5.1.   Representations and Warranties.......................................   20
    5.2.   Compliance with Agreement............................................   21
    5.3.   Injunction...........................................................   21
    5.4.   Counsel's Opinion....................................................   21
    5.5.   Adverse Development..................................................   21
    5.6.   Stockholder Approval.................................................   21
    5.7.   Closing of Acquisition...............................................   21
    5.8.   Listing of the Shares................................................   22
    5.9.   Nasdaq Trading.......................................................   22
    5.10.  Officer's Certificate................................................   22
    5.11.  Secretary's Certificate..............................................   22
    5.12.  Approval of Proceedings..............................................   22

SECTION 6. COMPANY CLOSING CONDITIONS...........................................   22
    6.1.   Representations and Warranties.......................................   23
    6.2.   Compliance with Agreement............................................   23
    6.3.   Investors' Certificates..............................................   23
    6.4.   Injunction...........................................................   23
    6.5.   Stockholder Approval.................................................   23
    6.6.   Closing of Acquisition...............................................   23
    6.7.   Special Committee Approval...........................................   24

SECTION 7. INTERPRETATION OF THIS AGREEMENT.....................................   24
    7.1.   Terms Defined........................................................   24
    7.2.   Accounting Principles................................................   26
    7.3.   Directly or Indirectly...............................................   27
    7.4.   Governing Law........................................................   27
    7.5.   Paragraph and Section Headings.......................................   27

SECTION 8. MISCELLANEOUS........................................................   27
    8.1.   Notices..............................................................   27
    8.2.   Expenses and Taxes...................................................   28
    8.3.   Reproduction of Documents............................................   28
    8.4.   Termination and Survival.............................................   28
    8.5.   Successors and Assigns...............................................   29

     8.6.   Entire Agreement; Amendment and Waiver.................................   29
     8.7.   Severability...........................................................   29
     8.8.   Limitation on Enforcement of Remedies..................................   29
     8.9.   Counterparts...........................................................   29

Exhibit A   Certificate of Incorporation
Exhibit B   Bylaws
Exhibit C   Registration Rights Provisions
Exhibit D   Opinion of Stradling Yocca Carlson & Rauth

                            MICRO THERAPEUTICS, INC.

                          SECURITIES PURCHASE AGREEMENT

                          Dated as of September 3, 2002

TO THE INVESTORS WHOSE NAMES APPEAR
ON THE SIGNATURE PAGES HERETO

Ladies and Gentlemen:

             Micro Therapeutics, Inc., a Delaware corporation (the "Company"), hereby agrees with the investors named on the signature pages hereto, including any investors who become parties hereto after the date hereof pursuant to
Section 4.12 below (each, an "Investor" and collectively, the "Investors") as follows:

SECTION 1.   PURCHASE AND SALE OF SECURITIES

             1.1.   Issuance of Common Stock

             (a) Subject to the terms and conditions set forth in this Agreement and to the conditions set forth in Section 1.2, and in reliance upon the Company's and the Investors' representations set forth below, on the First Closing Date (as defined below), the Company shall sell to each Investor, and each Investor shall purchase from the Company, the number of shares of the Company's Common Stock, par value $0.001 per share (the "Common Stock"), set forth next to such Investor's name on Schedule 1.1(a) (collectively, the "First Closing Shares") at an aggregate cash purchase price (the "First Closing Purchase Price") equal to the number of First Closing Shares being purchased by such Investor multiplied by the Per Share Purchase Price. For purposes of this Agreement, "Per Share Purchase Price" shall mean the higher of (i) $0.05 plus the closing price of the Common Stock on the Nasdaq Stock Market on the last trading day prior to the date of this Agreement or (ii) the number obtained by a fraction (x) the numerator of which shall be the sum of the closing price of the Common Stock on the Nasdaq Stock Market for each of (A) the ten consecutive trading days ending on and including the last full trading day prior to the time of the public announcement of the execution of the Acquisition Agreement, and
(B) the five consecutive trading days immediately following the time of the public announcement of the execution of the Acquisition Agreement (for clarification, if the public announcement of the execution of the Acquisition Agreement occurs prior to the opening of the market on a trading day, or during a trading day while the market is open, then such day shall be attributed to subsection (B) above, and if the public announcement of the execution of the Acquisition Agreement occurs following the close of the market on a trading day, then such day shall be attributed to subsection (A) above) and (y) the denominator of which shall be fifteen (15); provided, however, that in no event shall the Per Share Purchase Price be higher than the product of 1.2 multiplied by the average of the closing price of the Common Stock on the Nasdaq Stock Market for the ten consecutive trading days ending on and including the last full trading day prior to the time of the public announcement of the execution of the Acquisition Agreement. The sale and purchase of the First Closing Shares shall be effected on the First Closing Date by the Company executing and delivering to each Investor, duly registered in such Investor's name or in the name of its nominee or other designee designated in writing to the

Company at least one day prior to the First Closing Date, a duly executed stock certificate evidencing the First Closing Shares being purchased by it, against delivery by such Investor to the Company of the First Closing Purchase Price, by wire transfer of immediately available funds to such account as the Company shall designate in writing. Notwithstanding the foregoing, in the event that the sale and issuance of all of the First Closing Shares can not be consummated without the Company obtaining stockholder approval for the issuance of the First Closing Shares, then the number of First Closing Shares being purchased by each Investor shall be proportionally reduced to equal the maximum aggregate number of First Closing Shares that can be sold and issued by the Company without having to obtain stockholder approval, and any First Closing Shares that can not be sold and issued to any Investor for the reasons described in this Section 1.1(a) shall be purchased by such Investor on the Second Closing Date (as defined below) and shall be deemed to be Second Closing Shares (as defined below).

             (b) Subject to the terms and conditions set forth in this Agreement and to the conditions set forth in Section 1.2, and in reliance upon the Company's and the Investors' representations set forth below, on the Second Closing Date (as defined below), the Company shall sell to each Investor, and each Investor shall purchase from the Company, the number of shares of its Common Stock set forth next to such Investor's name on Schedule 1.1(b) together with any First Closing Shares which could not be purchased by such Investor for the reasons described in Section 1.1(a) (the "Second Closing Shares," and together with First Closing Shares, the "Shares") at an aggregate cash purchase price (the "Second Closing Purchase Price," and together with the First Closing Purchase, the "Purchase Price") equal to the number of Second Closing Shares multiplied by the Per Share Purchase Price. The sale and purchase of the Second Closing Shares shall be effected on the Second Closing Date by the Company executing and delivering to each Investor, duly registered in such Investor's name or in the name of its nominee or other designee designated in writing to the Company at least one day prior to the Second Closing Date, a duly executed stock certificate evidencing the Second Closing Shares being purchased by it, against delivery by such Investor to the Company of the Second Closing Purchase Price by wire transfer of immediately available funds to such account as the Company shall designate in writing.

             1.2.  Closings and Closing Dates

             (a) First Closing. The closing of the transactions contemplated by Section 1.1(a) (the "First Closing") shall take place at 10:00 A.M., New York City time, on the later to occur of (a) September 30, 2002; and (b) the third Business Day following the date on which the last to be fulfilled or waived of the conditions set forth in Section 5 and Section 6 hereof pertaining to the First Closing Date shall have been fulfilled or waived in accordance with this Agreement, or on such earlier date as may be mutually agreed by the Company and the Investors (the "First Closing Date"), at the offices of Willkie Farr & Gallagher, 787 Seventh Avenue, New York, New York, or such other location as the Investors and the Company shall mutually select.

             (b) Second Closing. The closing of the transactions contemplated by Section 1.1(b) (the "Second Closing" and, together with the First Closing, the "Closings" and each, a "Closing") shall take place at 10:00 A.M., New York City time, on the third Business Day following the date on which the last to be fulfilled or waived of the conditions set forth in Section 5 and Section 6 hereof pertaining to the Second Closing Date shall have been fulfilled or waived in accordance with this Agreement, or on such earlier date as may be mutually agreed by the Company and the Investors (the "Second Closing Date"), at the offices of Willkie Farr & Gallagher, 787 Seventh Avenue, New York, New York, or such other location as the Investors and the Company shall mutually select.

SECTION 2.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY

             The Company represents and warrants to each Investor that, except as set forth on the correspondingly numbered section of the Disclosure Schedule delivered to the Investors in connection herewith or as disclosed in the Company SEC Reports (as defined herein) filed prior to the date hereof:

             2.1.  Corporate Organization

             (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Attached hereto as Exhibits A and B, respectively, are true and complete copies of the Certificate of Incorporation and Bylaws of the Company, as amended through the date hereof (collectively, the "Organizational Documents").

             (b) The Company has all requisite power and authority and has all necessary approvals, licenses, permits and authorization to own its properties and to carry on its business as now conducted. The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

             (c) The Company has filed all necessary documents to qualify to do business as a foreign corporation in, and the Company is in good standing under the laws of each jurisdiction in which the conduct of the Company's business or the nature of the property owned requires such qualification, except where the failure to so qualify would not have a material adverse effect on the business, properties, assets, liabilities, profits, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole (a "Material Adverse Effect").

             2.2. Subsidiaries

             Except as set forth in the Company SEC Reports, the Company has no Subsidiaries and no interests or investments in any partnership, trust or other entity or organization. Each company listed in the Company SEC Reports that is a Subsidiary of the Company has been duly incorporated, is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and authority to own its properties and to conduct its business and is duly registered, qualified and authorized to transact business and is in good standing in each jurisdiction in which the conduct of its business or the nature of its properties requires such registration, qualification or authorization; all of the issued and outstanding capital stock of each Subsidiary has been duly authorized and validly issued, is fully paid and non-assessable, and is owned by the Company free and clear of any mortgage, pledge, lien, encumbrance, security interest, claim or equity.

             2.3.  Capitalization

             (a) On the date hereof, the authorized capital stock of the Company consists of 35,000,000 shares of its Common Stock and 5,000,000 shares of preferred stock, par value $0.001 per share (the "Preferred Stock"), consisting of 170,000 shares which have been designated as Series A Preferred Stock. The issued and outstanding shares of capital stock of the Company consists of 20,383,918 shares of Common Stock, and no shares of Preferred Stock.

             (b) All the outstanding shares of capital stock of the Company have been duly and validly issued and are fully paid and non-assessable, and were issued in accordance with the registration or qualification requirements of the Securities Act and any relevant state securities laws or pursuant to valid exemptions therefrom. Upon issuance, sale and delivery as contemplated by this Agreement, and with respect to the Second Closing Shares, approval by the requisite vote of the stockholders of the Company, the Shares will be duly authorized, validly issued, fully paid and non-assessable shares of the Company, free and clear of any and all security interests, pledges, liens, charges, claims, options, restrictions on transfer, preemptive or similar rights, proxies and voting or other agreements, or other encumbrances of any nature whatsoever, except for those provided for herein and other than restrictions on transfer imposed by federal or state securities laws.

             (c) Except for the conversion rights which attach to the warrants, options and convertible securities which are listed on Schedule 2.3, on the Closing Dates, there will be no shares of Common Stock or any other equity security of the Company issuable upon conversion, exchange or exercise of any security of the Company or any Subsidiary nor will there be any rights, options, calls or warrants outstanding or other agreements to acquire shares of Common Stock nor will the Company be contractually obligated to purchase, redeem or otherwise acquire any of its outstanding shares. Except as set forth on
Schedule 2.3, (i) no stockholder of the Company is entitled to any preemptive or similar rights to subscribe for shares of capital stock of the Company, (ii) no stockholder of the Company has any rights, contractual or otherwise, to designate members of the Company's Board of Directors (the "Board"), other than in accordance with the DGCL, and (iii) there are no stockholder, voting or other agreements relating to the rights and obligations of the Company's stockholders.

             2.4.  Corporate Proceedings, etc.

             The Company has authorized the execution, delivery, and performance of this Agreement and each of the transactions and agreements contemplated hereby. No other corporate or stockholder action (other than the approval by the requisite vote of the Company's stockholders in connection with the issuance of the Second Closing Shares) is necessary to authorize such execution, delivery and performance of this Agreement, and upon such execution and delivery this Agreement shall constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and general principles of equity. The Company has authorized the issuance and delivery of the Shares in accordance with this Agreement and, except for approval by the requisite vote of the Company's stockholders in connection with the issuance of the Second Closing Shares and any stockholder approval that may be required under the Nasdaq Marketplace Rules (as contemplated by Section 5.6 of this Agreement), no further corporate or stockholder action is required in connection with such issuance and delivery.

             2.5.  Consents and Approvals

             The execution and delivery by the Company of this Agreement, the issuance of any of the Shares, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby do not require the Company or any of its Subsidiaries to obtain any consent, approval, clearance or action of, or make any filing, submission or registration with, or give any notice to, any Person or judicial authority, except for the confirmation or approval referred to in Section 5.6 hereof, which such confirmation or approval the Company shall use its best efforts to obtain by November 15, 2002.

             2.6.  Absence of Defaults, Conflicts, etc.

             (a) The execution and delivery of this Agreement by the Company does not, and the fulfillment of the terms hereof by the Company, and the issuance, sale and delivery of the Shares will not, result in a breach of any of the terms, conditions or provisions of, or constitute a default under, or result in the modification of, or permit the acceleration of rights under or termination of, any material Contract of the Company or any of its Subsidiaries (collectively the "Key Agreements and Instruments"), or the Organizational Documents, or (subject to the approval by the requisite vote of the Company's stockholders in connection with the issuance of the Second Closing Shares) any law, ordinance, standard, judgment, rule or regulation of any court or federal, state or foreign regulatory board or body or administrative agency having jurisdiction over the Company or any of its Subsidiaries or over their respective properties or businesses.

             (b) Neither the Company nor any of its Subsidiaries is in default under or in violation of (and no event has occurred and no condition exists which, upon notice or the passage of time (or both), would constitute a default under) (i) the Organizational Documents, (ii) any Key Agreement and Instrument,
(iii) any license, permit or authorization to which the Company or any Subsidiary is a party or by which any of them may be bound or (iv) any order, writ, injunction or decree of any court or any Federal, state, municipal or other domestic or foreign governmental department, commission, board, bureau, agency or instrumentality except, in the case of clause (ii), for defaults or violations which would not have a Material Adverse Effect.

             2.7. Reports and Financial Statements

             The Company has furnished the Investors with true and complete copies of the Company's (i) Annual Reports on Form 10-KSB for the fiscal years ended December 31, 1999, December 31, 2000 and December 31, 2001, as amended, as filed with the SEC, (ii) Quarterly Report on Form 10-QSB for the quarters ended March 31, 2002 and June 30, 2002, as filed with the SEC, (iii) proxy statements related to all meetings of its stockholders (whether annual or special) held since January 1, 2000, and (iv) all other reports filed with or registration statements declared effective by the SEC since January 1, 2000, except registration statements on Form S-8 relating to employee benefit plans, which are all the documents (other than preliminary material) that the Company was required to file with the SEC since that date (clauses (i) through (iv) being referred to herein collectively as the "Company SEC Reports"). The Company has timely made all filings required under the Exchange Act during the 12 months preceding the date of this Agreement. As of their respective dates, the Company SEC Reports were duly filed and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports. As of their respective dates, the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of the Company included in the Company SEC Reports comply as to form in all material respects with applicable accounting requirements of the Securities Act and with the published rules and regulations of the SEC with respect thereto. The financial statements included in the Company SEC Reports
(i) have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis (except (A) as may be indicated therein or in the notes thereto, or (B) in the case of unaudited interim financial statements, to the extent they may not include footnotes or may be condensed or summary statements), (ii) present fairly, in all material respects, the financial position of the Company and its Subsidiaries as at the dates thereof and the results of their operations and cash flow for the periods then ended subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments and any other adjustments described therein and the fact that certain information and notes have been condensed or omitted in accordance with the Exchange Act and the rules promulgated thereunder, and
(iii) are in all material respects in accordance with the books of account and records of the Company except as indicated therein.

             2.8.  Absence of Certain Developments

             Since July 31, 2001, except as disclosed in the Company SEC Reports, there has been no (i) change or event which could reasonably be expected to have a Material Adverse Effect, (ii) declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of the Company, (iii) issuance of capital stock (other than pursuant to the exercise of options, warrants, or convertible securities outstanding at such date) or options, warrants or rights to acquire capital stock (other than the rights granted to the Investors hereunder), (iv) material loss, destruction or damage to any property of the Company or any Subsidiary, whether or not insured,
(v) acceleration or prepayment of any indebtedness for borrowed money or the refunding of any such indebtedness, (vi) labor trouble involving the Company or any Subsidiary or any material change in their personnel or the terms and conditions of employment, (vii) waiver of any valuable right in favor of the Company or any Subsidiary, (viii) loan or extension of credit to any officer or employee of the Company or any Subsidiary or (ix) acquisition or disposition of any material assets (or any contract or arrangement therefor) except for the Acquisition Agreement, or any other material transaction by the Company or any Subsidiary otherwise than for fair value in the ordinary course of business.

             2.9.  Compliance with Law

             (a) Neither the Company nor any of its Subsidiaries is in material violation of any laws, ordinances, governmental rules or regulations to which it is subject, including, without limitation, laws or regulations relating to the environment or to occupational health and safety, and no material expenditures are or will be required in order to cause its current operations or properties to comply with any such law, ordinances, governmental rules or regulations.

             (b) The Company and its Subsidiaries have all licenses, permits, franchises or other governmental authorizations necessary for the ownership of their property or for the conduct of their respective businesses, which if violated or not obtained might have a Material Adverse Effect. Neither the Company nor any Subsidiary has finally been denied any application for any such licenses, permits, franchises or other governmental authorizations necessary to its business.

             (c) The Company and its Subsidiaries manufacture and distribute, and for the past three years have manufactured and have distributed, their products in all material respects in accordance with all applicable rules and regulations of the United States Food and Drug Administration ("FDA") (including the "Good Manufacturing Practices" and the "Medical Device Reporting" regulations) and the Company's quality control procedures in effect at the time of manufacture. All of the products currently sold by the Company and its Subsidiaries in the United States (i) are under FDA-approved investigational studies, or (ii) have been approved or cleared for sale by the FDA and all other applicable federal and state regulatory agencies. All of the products currently sold by the Company and its Subsidiaries outside the United States have, to the best knowledge of the Company, been approved or cleared for sale by the appropriate foreign regulatory agencies. Neither the Company nor any Subsidiary has received any notice from the FDA or any other federal, state or foreign regulatory agency questioning its manufacturing practices or threatening to revoke or curtail any product clearance or approval, and the Company is not aware of any intent to deliver any such notice. All United States and international regulatory approvals or premarket notifications for the products currently sold by the Company and its Subsidiaries are owned by and registered in the name of the Company or one of its Subsidiaries and are in full force and effect and, except as set forth on Schedule 2.9, none of the products manufactured or marketed by the Company or its Subsidiaries have been the subject of any voluntary or involuntary recall or any governmental investigation other than routine inspections of the Company's facilities.

             2.10. Litigation

             There is no legal action, suit, arbitration or other legal, administrative or other governmental investigation, inquiry or proceeding (whether federal, state, local or foreign) pending or, to the best of the Company's knowledge, threatened against or affecting the Company or any Subsidiary or any of their respective properties, assets or businesses. After reasonable inquiry of its officers and employees, the Company is not aware of any fact which might result in or form the basis for any such action, suit, arbitration, investigation, inquiry or other proceeding. Neither the Company nor any Subsidiary is subject to any order, writ, judgment, injunction, decree, determination or award of any court or of any governmental agency or instrumentality (whether federal, state, local or foreign).

             2.11. Absence of Undisclosed Liabilities

             Except with respect to the Acquisition, neither the Company nor any of its Subsidiaries has any debt, obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due, whether or not known to the Company) arising out of any transaction entered into at or prior to either Closing, or any act or omission at or prior to either Closing, or any state of facts existing at or prior to either Closing, including taxes with respect to or based upon the transactions or events occurring at or prior to either Closing, and including, without limitation, unfunded past service liabilities under any pension, profit sharing or similar plan, except for liabilities disclosed in the financial statements included in the Company's SEC Reports and liabilities incurred in the usual and ordinary course of business subsequent to June 30, 2002 and liabilities of the type not required under GAAP to be reflected in such financial statements, none of which liabilities incurred subsequent to June 30, 2002 (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect.

             2.12. Change in Ownership

             Neither the purchase of the Shares by the Investor nor the consummation of the transactions contemplated by this Agreement will result in
(i) any material adverse change in the business operations of the Company or any of its Subsidiaries, (ii) except as disclosed in Schedule 2.12(ii) hereto, the acceleration of the vesting of any outstanding option, warrant, call, commitment, agreement, conversion right, preemptive right or other right to subscribe for, purchase or otherwise acquire any of the shares of the capital stock of the Company or any of the stock of the Company or any of its Subsidiaries, or debt securities of the Company or any of its Subsidiaries (collectively "Commitments", and each individually a "Commitment"), (iii) any obligation of the Company to grant, extend or enter into any Commitment, or (iv) any right in favor of any Person to terminate or cancel any Key Agreement or Instrument.

             2.13. Employment Matters

             (a) The Company is in compliance with all federal, state, local and foreign laws and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours except where failure to be in compliance would not have a Material Adverse Effect. The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the Company's knowledge, has sought to represent any of the employees, representatives or agents of the Company. There is no strike or other labor dispute involving the Company pending, or to the Company's knowledge, threatened, that could have a Material Adverse Effect nor is the Company aware of any labor organization activity involving its employees. Except as disclosed in Schedule 2.13 hereto, the Company is not aware that any officer or key employee, or that any group of officers or key employees, intends to terminate their employment with the Company, nor does the Company have a present intention to terminate the employment of any of the foregoing.

             (b) Except as set forth in the Company SEC Reports, the Company and its Subsidiaries have no employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974) covering former or current employees of the Company or any of its Subsidiaries, or under which the Company or any of its Subsidiaries has any obligation or liability other than withholding obligations.

             (c) The transactions contemplated by this Agreement will not cause the acceleration of the vesting of any options or other rights issued under the Company's 1996 Stock Incentive Plan or any other similar plan, arrangement, agreement or understanding.

             2.14. Tax Matters

             There are no federal, state, county or local taxes due and payable by the Company or any of its Subsidiaries which have not been paid. The provisions for taxes on the audited and unaudited balance sheets described in
Section 2.7 are sufficient for the payment of all accrued and unpaid federal, state, county and local taxes of the Company whether or not assessed or disputed as of the respective dates of such balance sheets. The Company and its Subsidiaries have duly filed all federal, state, county and local tax returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year. Neither the Company nor any of its Subsidiaries is currently subject to a federal or state tax audit of any kind.

             2.15. Intellectual Property

             The Company owns or possesses the licenses or rights to use all patents, patent applications, patent rights, inventions, know-how, trade secrets, trademarks, trademark applications, service marks, service names, trade names and copyrights necessary to enable it to conduct its business as now operated or as currently proposed to be operated (the "Intellectual Property"). Except as set forth in the Company SEC Reports and Schedule 2.12 to the Acquisition Agreement (which is incorporated herein by reference), there are no material outstanding options, licenses or agreements relating to the Intellectual Property, nor is the Company bound by or a party to any material options, licenses or agreements relating to the patents, patent applications, patent rights, inventions, know-how, trade secrets, trademarks, trademark applications, service marks, service names, trade names or copyrights of any other person or entity. Except as set forth in Schedule 2.12 to the Acquisition Agreement (which is incorporated herein by reference), there is no claim or action or proceeding pending or, to the Company's knowledge, threatened that challenges the right of the Company with respect to any Intellectual Property.

             2.16. Title to Tangible Assets

             The Company and its Subsidiaries have good title to their properties and assets and good title to all their leasehold estates, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than or resulting from taxes which have not yet become delinquent and minor liens and encumbrances which do not in any case materially detract from the value of the property subject thereto or materially impair the operations of the Company and its Subsidiaries and which have not arisen otherwise than in the ordinary course of business.

             2.17. Insurance

             The Company and its Subsidiaries and their respective properties are insured in such amounts, against such losses and with such insurers as are prudent when considered in light of the nature of the properties and businesses of the Company and its Subsidiaries. No notice of any termination or threatened termination of any of such policies has been received and such policies are in full force and effect.

             2.18. Transactions with Related Parties

             Except as set forth in the Company SEC Reports, neither the Company nor any Subsidiary is a party to any agreement with any of the Company's directors, officers or stockholders or any Affiliate or family member of any of the foregoing under which it: (i) leases any real or personal property (either to or from such Person), (ii) licenses technology (either to or from such Person), (iii) is obligated to purchase any tangible or intangible asset from or sell such asset to such Person, (iv) purchases products or services from such Person or (v) has borrowed money from or lent money to such Person. Neither the Company nor any Subsidiary employs as an employee or engages as a consultant any family member of any of the Company's directors, officers or stockholders. Except as set forth in the Company SEC Reports, to the best knowledge of the Company, there exist no agreements among stockholders of the Company to act in concert with respect to their voting or holding of Company securities.

             2.19. Interest in Competitors

             Except for any rights the Company has under the Acquisition Agreement and any interest held directly or indirectly by those officers and directors set forth in the Company SEC Reports, neither the Company nor any of its officers or, to the best of its knowledge, directors, has any interest, either by way of contract or by way of investment (other than as holder of not more than 2% of the outstanding capital stock of a publicly traded Person) or otherwise, directly or indirectly, in any Person other than the Company that (i) provides any services or designs, produces or sells any product or product lines or engages in any activity similar to or competitive with any activity currently proposed to be conducted by the Company or any of its Subsidiaries or (ii) has any direct or indirect interest in any asset or property, real or personal, tangible or intangible, of the Company.

             2.20. Registration Rights

             Except as set forth on Schedule 2.20 and as provided pursuant to
Section 4.9, the Company will not, as of the First Closing Date or the Second Closing Date, be under any obligation to register any of its securities under the Securities Act.

             2.21. Private Offering

             Neither the Company nor anyone acting on its behalf has sold or has offered any of the Shares for sale to, or solicited offers to buy from, or otherwise approached or negotiated with respect thereto with, any prospective purchaser, other than the Investors. Based upon the representations of the Investors set forth in Section 3 of this Agreement, the offer, issuance and sale of the Shares are and will be exempt from the registration and prospectus delivery requirements of the Securities Act, and have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws.

             2.22. Brokerage

             There are no claims for brokerage commissions or finder's fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement made by or on behalf of the Company, and the Company agrees to indemnify and hold the Investors harmless against any costs or damages incurred as a result of any such claim.

             2.23. Takeover Statute; Rights Plan

             The Company has taken all necessary actions such that the provisions of Section 203 of the DGCL do not and will not apply to this Agreement or to any of the transactions contemplated hereby. No other Takeover Statute is applicable to the transactions contemplated hereby. The Board has approved this Agreement and the transactions contemplated hereby as contemplated by Section 1(a)(iii) of the Rights Agreement. As a result, as a consequence of this Agreement and the transactions contemplated hereby, (i) the Investor shall not be an "Acquiring Person" within the meaning of the Rights Agreement, (ii) a "Triggering Event" (as defined in the Rights Agreement) shall not have occurred and (iii) the Rights (as defined in the Rights Agreement) shall not separate from the Common Stock as a result of any of the transactions contemplated hereby.

             2.24. Nasdaq Compliance

             The Company's Common Stock is registered pursuant to Section 12(g) of the Exchange Act, and is listed on The Nasdaq National Market (the "Nasdaq Stock Market"), and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from the Nasdaq Stock Market.

             2.25. Reporting Status

             The Company is currently eligible to register the resale of Common Stock in a secondary offering on a registration statement on Form S-3 under the Securities Act.

             2.26. No Manipulation of Stock

             The Company has not taken and will not, in violation of applicable law, take any action outside the ordinary course of business designed to or that might reasonably be expected to cause or result in unlawful manipulation of the price of the Common Stock to facilitate the sale or resale of the Shares.

             2.27. Accountants

             PricewaterhouseCoopers LLP have advised the Company that they are, and to the best knowledge of the Company they are, independent accountants as required by the Securities Act and the rules and regulations promulgated thereunder.

             2.28. Transfer Taxes

             On the Closing Dates, all stock transfer or other taxes (other than income taxes) which are required to be paid in connection with the sale and transfer of the Shares hereunder will be, or will have been, fully paid or provided for by the Company and the Company will have complied with all laws imposing such taxes.

             2.29. Investment Company

             The Company is not an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for an investment company, within the meaning of the Investment Company Act of 1940, as amended.

             2.30. Listing

             The Company complies with all requirements of the NASD with respect to the issuance of the Shares and the listing thereof on the Nasdaq Stock Market. 2.31. Other Representations and Warranties

             To the Company's actual knowledge, all of the representations and warranties contained in Article II of the Acquisition Agreement are true and correct.

             2.32. Material Facts

             This Agreement, the schedules furnished contemporaneously herewith, and the other agreements, documents, certificates or written statements furnished or to be furnished to the Investor through the Closing Dates by or on behalf of the Company in connection with the transactions contemplated hereby taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein or herein, in light of the circumstances in which they were made, not misleading. Notwithstanding the foregoing, the projections and business plans furnished to the Investor by the Company have been prepared in good faith on the basis of reasonable assumptions consistent with earlier assumptions and represent the Company's best estimate on the date hereof of its future performance.

SECTION 3.   REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

             Each Investor represents and warrants to the Company severally and solely with respect to itself and its purchase hereunder and not with respect to any other Investor as follows:

             (a) It is acquiring the Shares for its own account for investment and not with a view towards the resale, transfer or distribution thereof, nor with any present intention of distributing the Shares, but subject, nevertheless, to any requirement of law that the disposition of the Investor's property shall at all times be within the Investor's control, and without prejudice to the Investor's right at all times to sell or otherwise dispose of all or any part of such securities under a registration under the Securities Act or under an exemption from said registration available under the Securities Act.

             (b) It has full power and legal right to execute and deliver this Agreement and to perform its obligations hereunder.

             (c) It is a resident of the jurisdiction set forth immediately below such Investor's name on the signature pages hereto.

             (d) It has taken all action necessary for the authorization, execution, delivery, and performance of this Agreement and its obligations hereunder, and, upon execution and delivery by the Company, this Agreement shall constitute the valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and general principles of equity.

             (e) There are no claims for brokerage commissions or finder's fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement made by or on behalf of the Investor and the Investor agrees to indemnify and hold the Company harmless against any costs or damages incurred as a result of any such claim.

             (f) It has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Company as contemplated by this Agreement, and is able to bear the economic risk of such investment for an indefinite period of time. It has been furnished access to such information and documents as it has requested and has been afforded an opportunity to ask questions of and receive answers from representatives of the Company concerning the terms and conditions of this Agreement and the purchase of the Shares contemplated hereby. It is an "accredited investor" within the meaning of Rule 501 of Regulation D under the Securities Act.

             (g) It hereby acknowledges that no action has been taken by the Company, and the Company does not intend to take any action, in any jurisdiction outside of the United States that would permit an offering of the Shares, or possession or distribution of offering materials in connection with the issuance of the Shares, in any jurisdiction outside of the United States. (h) It understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Shares or an investment therein.

SECTION 4.   ADDITIONAL AGREEMENTS OF THE PARTIES

             4.1.  Resale of Securities

             (a) Each Investor covenants that it will not sell or otherwise transfer the Shares except pursuant to an effective registration under the Securities Act or in a transaction which, in the opinion of counsel reasonably satisfactory to the Company, qualifies as an exempt transaction under the Securities Act and the rules and regulations promulgated thereunder.

             (b) Until the Shares are registered pursuant to Section 4.9 hereof, the certificates evidencing the Shares will bear the following legend reflecting the foregoing restrictions on the transfer of such securities:

             "The securities evidenced hereby have not been registered under the Securities Act of 1933, as amended (the "Act"), and may not be transferred except pursuant to an effective registration under the Act or in a transaction which, in the opinion of counsel reasonably satisfactory to the Company, qualifies as an exempt transaction under the Act and the rules and regulations promulgated thereunder."

             4.2.  Covenants Pending Closing

             Pending the Closings, the Company will conduct and will cause its Subsidiaries to conduct their respective businesses in the ordinary course (except for actions outside of the ordinary course in connection with the Acquisition), and will not, and will not permit any of its Subsidiaries to, without the Investor's prior written consent, take any action which would result in any of the representations or warranties contained in this Agreement not being true at and as of the time immediately after such action, or in any of the covenants contained in this Agreement becoming incapable of performance. The Company will promptly advise the Investors of any action or event of which it becomes aware which has the effect of making incorrect any of such representations or warranties or which has the effect of rendering any of such covenants incapable of performance.

             4.3.  Further Assurance

             Each of the parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Each such party shall use its reasonable efforts to fulfill or obtain the fulfillment of the conditions to either Closing as promptly as practicable.

             4.4.  Indemnity

             (a) The Company agrees to indemnify and hold each Investor, its members and its Affiliates and each of their respective officers, directors, partners, members, employees and agents, and each person who controls the Investor or any of its members (within the meaning of the Exchange Act) (the "Indemnified Parties") harmless against any and all losses, liabilities, damages, expenses and other costs ("Losses") arising from any actual or threatened claims brought against the Company or such Indemnified Parties in connection with or arising out of entering into this Agreement and the transactions contemplated hereby or any other legal, administrative or other proceeding arising out of the transactions contemplated hereby, other than such Losses which are judicially determined to have resulted from (i) the gross negligence or willful misconduct of the Investor or such other Indemnified Party or (ii) the breach by the Investor of any of the terms of this Agreement.

             (b) Each Indemnified Party under this Section 4.4 will, promptly after the receipt of notice of the commencement of any action against such Indemnified Party in respect of which indemnity may be sought from the Company on account of an indemnity agreement contained in this Section 4.4, notify the Company in writing of the commencement thereof. The omission of any Indemnified Party so to notify the Company of any such action shall not relieve the Company from any liability which it may have to such Indemnified Party other than pursuant to this Section
4.4 or, unless the Company shall have been prejudiced by the omission of such Indemnified Party so to notify the Company, pursuant to this Section 4.4. In case any such action shall be brought against any Indemnified Party and it shall notify the Company of the commencement thereof, the Company shall be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, and after notice from the Company to such Indemnified Party of its election so to assume the defense thereof, the Company will not be liable to such Indemnified Party under this Section 4.4 for any legal or other expense subsequently incurred by such Indemnified Party in connection with the defense thereof; provided, however, that (1) if the Company shall elect not to assume the defense of such claim or action or (2) if the Indemnified Party reasonably determines
(A) that there may be a conflict between the positions of the Company and of the Indemnified Party in defending such claim or action or (B) that there may be legal defenses available to such Indemnified Party different from or in addition to those available to the Company, then separate counsel for the Indemnified Party shall be entitled to participate in and conduct the defense, in the case of (1) and (2)(A), or such different defenses, in the case of (2)(B), and the Company shall be liable for any reasonable legal or other expenses incurred by the Indemnified Party in connection with the defense.

             4.5.  Consents and Approvals; Proxy

             (a) From and after the date hereof, the Company shall use its best efforts to obtain as promptly as practicable any consent or approval of any Person, including any regulatory authority, required in connection with the transactions contemplated hereby, including without limitation, the consent of the Company's stockholders for the issuance of the Shares.

             (b) In furtherance of the above, as promptly as practicable after the First Closing Date, but in no event later than five business days following the First Closing Date, the Company shall prepare and file with the SEC, and shall use all reasonable efforts to have cleared by the SEC, a preliminary proxy statement, and as soon as practicable thereafter (subject to applicable waiting periods under the Exchange Act and review by the SEC) file with the SEC and promptly thereafter mail a definitive proxy statement to the Company's stockholders (the "Proxy Statement"). Any Proxy Statement filed under this
Section 4.5(b) shall, to the extent required, contain the recommendation of the Board that the Company's stockholders approve the transactions contemplated by this Agreement. Subject to applicable law, the Company shall promptly take all action necessary pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder and shall include in the Proxy Statement such information with respect to the Company and its officers and directors as is required under
Section 14(f) and Rule 14f-1. Each Investor will supply the Company any information with respect to itself and its nominees, officers, members and affiliates required by Section 14(f) and Rule 14f-1. Each Investor will be given a reasonable opportunity to review and comment on drafts of the Proxy Statement and the Company will use its reasonable best efforts to accept comments thereto given by each Investor and its representatives. The Company shall promptly take all action necessary in accordance with applicable law and its Organizational Documents to convene a meeting of the Company's stockholders, if such meeting is required, no later than November 15, 2002 or, if such date is impracticable due to review by the SEC, as soon as practicable thereafter. The Company shall use its best efforts to solicit from the Company's stockholders proxies in favor of the transactions contemplated by this Agreement and shall take all other action necessary or, in the reasonable opinion of the Investors, advisable to secure any vote of stockholders necessary for approval of the transactions contemplated by this Agreement.

             4.6. Use of Proceeds

             The proceeds received by the Company from the issuance and sale of the Shares shall be used by the Company in connection with the Acquisition, including, without limitation for the purchase price, transaction costs and working capital for the acquired operations.

             4.7. Takeover Statute

             If any Takeover Statute shall become applicable to the transactions contemplated hereby, including without limitation any takeover provision under the laws of the State of Delaware, the Company and the members of the Board shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statue or regulation on the transactions contemplated hereby.

             4.8. Rights Agreement Inapplicable

             If the transactions contemplated hereby or the conversion or exchange or exercise of any of the Securities upon its terms would (a) result in the occurrence of a "Triggering Event" under the Rights Agreement, (b) cause any Investor to become an "Acquiring Person" as defined in the Rights Agreement or
(c) otherwise cause the exercise of any "Right" issued pursuant to the Rights Agreement or the issuance or exercise of any "Rights Certificate" under the Rights Agreement, the Company will promptly cause the Rights Agreement to be duly amended to prevent any such characterization.

             4.9. Registration Rights

             The Company shall file a registration statement (the "Registration Statement") covering the Shares on behalf of the Investor and its Affiliates and any subsequent transferee with the SEC. Such Registration Statement will be filed as soon as practicable after the Second Closing Date or, if the Second Closing Date shall not occur, as soon as practicable after the provisions of this Agreement relating to the Second Closing have been terminated pursuant to
Section 8.4 hereof. The Company will use its reasonable best efforts to cause the Registration Statement to become effective within 60 days of filing. The expenses of the preparation and filing of the Registration Statement shall be borne by the Company. Upon filing the Registration Statement, the Company will use its reasonable best efforts to keep the Registration Statement effective with the SEC at all times until the Investor or any transferee who would require such registration to effect a sale of the Shares no longer holds the Shares or can effect a sale of the Shares pursuant to Rule 144(k) under the Securities Act, whichever is sooner. Provisions relating to the registration rights discussed in this Section are set forth in Exhibit C hereto.

             4.10. Registration and Listing

             (a) So long as any Investor Owns any Shares, the Company will cause the Common Stock to continue at all times to be registered under Section 12(g) of the Exchange Act, will comply in all respects with its reporting and filing obligations under the Exchange Act, and will not take any action or file any document (whether or not permitted by the Exchange Act or the rules thereunder) to terminate or suspend such reporting and filing obligations.

             (b) So long as any Investor Owns any Shares, the Company shall continue the listing or trading of the Common Stock on Nasdaq or one of the other Approved Markets and comply in all respects with the Company's reporting, filing and other obligations under the bylaws or rules of the Approved Market on which the Common Stock is listed.

             (c) So long as any Investor Owns any Shares, the Company shall use its best efforts to comply with all requirements of the NASD with respect to the issuance of the Shares and listing thereof on the Nasdaq Stock Market.

             4.11. Private Offering

             (a) Neither the Company nor anyone acting on its behalf shall offer the Shares for issue or sale to, or solicit any offer to acquire any of the same from, anyone so as to bring the issuance and sale of such Shares within the provisions of Section 5 of the Securities Act.

             (b) Notwithstanding anything to the contrary in the immediately preceding paragraph or in Section 2.21, the Company and the Investors agree that prior to the First Closing the Company may approach certain additional investors meeting the criteria required of "accredited investors", as defined in Rule 501 of Regulation D under the Securities Act, regarding purchases of Shares hereunder, provided that any such offers and sales made under this paragraph:
(a) are on the same terms set forth in this Agreement; (b) are and will be exempt from the registration and prospectus delivery requirements of the Securities Act, and have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws; and (c) do not and will not cause the exemptions from (i) the registration and prospectus delivery requirements of the Securities Act and (ii) any state securities law registration, permit or qualification requirements, that are available with respect to the transactions contemplated by this Agreement to be or become no longer available.

SECTION 5.   INVESTORS' CLOSING CONDITIONS

             The obligation of each Investor to purchase and pay for the Shares on the First Closing Date and the Second Closing Date, as provided in Section 1 hereof, shall be subject to the performance by the Company of its agreements theretofore to be performed hereunder and to the satisfaction, prior thereto or concurrently therewith, of the following further conditions:

             5.1.  Representations and Warranties

             (a) The representations and warranties of the Company contained in this Agreement shall be true on and as of the First Closing Date.

             (b) The representations and warranties of the Company contained in this Agreement shall be true on and as of the Second Closing Date in all material respects (except for such representations and warranties that are qualified as to materiality or Material Adverse Effect, which shall be true in all respects) as though such representations and warranties were made at and as of such date, except as otherwise affected by the Acquisition or the transactions contemplated hereby.

             5.2. Compliance with Agreement

             The Company shall have performed and complied with all agreements, covenants and conditions contained in this Agreement which are required to be performed or complied with by the Company prior to or on the First Closing Date or the Second Closing Date, as the case may be.

             5.3. Injunction

             There shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as herein provided.

             5.4. Counsel's Opinion

             The Investor shall have received from the Company's counsel, Stradling Yocca Carlson & Rauth, an opinion, dated the First Closing Date or the Second Closing Date, as the case may be, substantially in the form of Exhibit D hereto.

             5.5. Adverse Development (a) There shall have been no developments in the business of the Company, Dendron GmbH or any of the Company's Subsidiaries which would be reasonably expected to have a Material Adverse Effect.

             5.6. Stockholder Approval

             On or prior to the First Closing Date, the Company shall have received any stockholder approval required in connection with the issuance and sale of the First Closing Shares, subject to the provisions of Section 1.1(a) above. On or prior to the Second Closing Date, the Company shall have received any stockholder approval required in connection with the transactions contemplated by this Agreement to occur on the Second Closing Date.

             5.7. Closing of Acquisition

             All of the conditions precedent to the closing of the Acquisition shall have occurred on or prior to the First Closing Date.

             5.8.  Listing of the Shares

             (a) On or before the First Closing Date, the First Closing Shares shall have been approved for listing on the Nasdaq Stock Market.

             (b) On or before the Second Closing Date, the Second Closing Shares shall have been approved for listing on the Nasdaq Stock Market.

             5.9.  Nasdaq Trading

             From the date hereof to the Second Closing Date, trading in the Common Stock shall not have been suspended by the SEC or the Nasdaq Stock Market, and trading in securities generally as reported by the Nasdaq Stock Market shall not have been suspended or limited, and the Common Stock shall not have been delisted on the Nasdaq Stock Market.

             5.10. Officer's Certificate

             The Investor shall have received a certificate, dated the First Closing Date or the Second Closing Date, as the case may be, signed by each of the President and the Chief Financial Officer of the Company, certifying that the conditions specified in the foregoing Sections 5.1, 5.2, 5.3 and 5.5 hereof have been fulfilled.

             5.11. Secretary's Certificate

             The Investor shall have received a certificate, dated the First Closing Date or the Second Closing Date, as the case may be, of the Secretary of the Company attaching (i) a true and complete copy of the Certificate of Incorporation of the Company as filed with the Secretary of State of the State of Delaware, with all amendments thereto, (ii) true and complete copies of the Company's Bylaws in effect as of such date, (iii) certificates of good standing of the appropriate officials of the jurisdictions of incorporation of the Company and of each state in which the Company is qualified to do business as a foreign corporation and (iv) resolutions of the Board authorizing the execution and delivery of this Agreement and the transactions contemplated hereby, and the issuance of the Shares.

             5.12. Approval of Proceedings

             All proceedings to be taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be satisfactory in form and substance to the Investors and to Willkie Farr & Gallagher, special counsel to Micro Investment, LLC; and the Investors shall have received copies of all documents or other evidence which they and Willkie Farr & Gallagher may request in connection with such transactions and of all records of corporate proceedings in connection therewith in form and substance satisfactory to the Investors and Willkie Farr & Gallagher.

SECTION 6.   COMPANY CLOSING CONDITIONS

             The obligation of the Company to issue and deliver the Shares on the First Closing Date or the Second Closing Date, as the case may be, as provided in Section 1 hereof, shall be subject to the performance by each Investor of its agreements theretofore to be performed hereunder and to the satisfaction, prior thereto or concurrently therewith, of the following further conditions:

             6.1.  Representations and Warranties

             (a) The representations and warranties of each Investor contained in this Agreement shall be true on and as of the First Closing Date.

             (b) The representations and warranties of each Investor contained in this Agreement shall be true on and as of the Second Closing Date in all material respects (except for such representations and warranties that are qualified as to materiality or Material Adverse Effect, which shall be true in all respects) as though such representations and warranties were made at and as of such date, except as otherwise affected by the transactions contemplated hereby.

             6.2.  Compliance with Agreement

             Each Investor shall have performed and complied with all agreements, covenants and conditions contained in this Agreement which are required to be performed or complied with by it prior to or on the First Closing Date or the Second Closing Date, as the case may be.

             6.3.  Investors' Certificates

             The Company shall have received a certificate from each Investor, dated the First Closing Date or the Second Closing Date, as the case may be, signed by a duly authorized representative of such Investor, certifying that the conditions specified in the foregoing Sections 6.1 and 6.2 hereof have been fulfilled.

             6.4.  Injunction

             There shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as herein provided.

             6.5.  Stockholder Approval

             On or prior to the First Closing Date, the Company shall have received any stockholder approval required in connection with the issuance and sale of the First Closing Shares, subject to the provisions of Section 1.1(a) above. On or prior to the Second Closing Date, the Company shall have received any stockholder approval required in connection with the transactions contemplated by this Agreement to occur on the Second Closing Date.

             6.6.  Closing of Acquisition

             All of the conditions precedent to the closing of the Acquisition shall have occurred on or prior to the First Closing Date.

             6.7.  Special Committee Approval

             On or prior to the First Closing Date, the Special Committee of the Board established on August 19, 2002 shall have received a fairness opinion relating to the transactions contemplated by this Agreement from an investment banking firm chosen by the Special Committee and approved the transactions contemplated by this Agreement.

SECTION 7.   INTERPRETATION OF THIS AGREEMENT

             7.1.  Terms Defined

             As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

             Acquisition: shall mean the Company's acquisition of all of the issued and outstanding equity interests of Dendron GmbH pursuant to the Acquisition Agreement.

             Acquisition Agreement: shall mean that certain Stock Purchase Agreement made and entered into as of the date hereof, by and among Prof. Dr. Gronemeyer, Dr. Hermann Monstadt, Dr. med. Hans Henkes, Augusta Krankenanstalt GmbH, dg micromedicine GmbH, 3i Group Investments LP and Nordrhein-Westfalen Fonds GmbH.

             Affiliate: shall mean any Person or entity, directly or indirectly, controlling, controlled by or under common control with such Person or entity.

             Approved Markets: shall mean the Nasdaq Stock Market (including the Nasdaq National Market and Nasdaq SmallCap Market), the New York Stock Exchange or the American Stock Exchange.

             Board: shall have the meaning set forth in section 2.3(c).

             Business Day: shall mean a day other than a Saturday, Sunday or other day on which banks in the State of New York are required or authorized to close.

             Closing: shall have the meaning set forth in Section 1.2.

             Closing Date: shall have the meaning set forth in Section 1.2.

             Code: shall mean the Internal Revenue Code of 1986, as amended.

             Commitments: shall have the meaning set forth in Section 2.12.

             Company SEC Reports: shall have the meaning set forth in Section
2.7.

             Contract: shall mean any agreement, contract, commitment, understanding, arrangement, restriction or other instrument to which the Company or any of its Subsidiaries is a party, which includes any rights or obligations thereof, or which otherwise relates to or affects any of their respective assets, including, without limitation, any indenture, lease, mortgage, deed of trust, loan, credit or security agreement, note or other evidence of indebtedness, guaranty, stockholders agreement, license, joint venture agreement, distribution agreement, or employment, severance or consulting agreement.

             DGCL: shall mean the Delaware General Corporation Law.

             Exchange Act: shall mean the Securities Exchange Act of 1934, as amended.

             FDA: shall have the meaning set forth in Section 2.9(c).

             First Closing: shall have the meaning set forth in Section 1.2(a).

             First Closing Date: shall have the meaning set forth in Section 1.2(a).

             First Closing Purchase Price: shall have the meaning set forth in
Section 1.1(a).

             First Closing Shares: shall have the meaning set forth in Section 1.1(a).

             GAAP: shall have the meaning set forth in Section 2.7.

             Intellectual Property: shall mean all of the following, owned or used in the current or contemplated business of the Company or any Subsidiary:
(i) trademarks and service marks, trade dress, product configurations, trade names and other indications of origin, applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith;
(ii) patentable inventions, discoveries, improvements, ideas, know-how, formula methodology, processes, technology, software (including password unprotected interpretive code or source code, object code, development documentation, programming tools, drawings, specifications and data) and applications and patents in any jurisdiction pertaining to the foregoing, including re-issues, continuations, divisions, continuations-in-part, renewals or extensions; (iii) trade secrets, including confidential information and the right in any jurisdiction to limit the use or disclosure thereof; (iv) copyrights in writings, designs software, mask works or other works, applications or registrations in any jurisdiction for the foregoing and all moral rights related thereto; (v) database rights; (vi) Internet Web sites, domain names and applications and registrations pertaining thereto and all intellectual property used in connection with or contained in all versions of the Company's Web sites;
(vii) rights under all agreements relating to the foregoing; (viii) books and records pertaining to the foregoing; and (ix) claims or causes of action arising out of or related to past, present or future infringement or misappropriation of the foregoing.

             Key Agreements and Instruments: shall have the meaning set forth in
Section 2.6(a).

             Losses: shall have the meaning set forth in Section 4.4(a).

             Material Adverse Effect: shall have the meaning set forth in
Section 2.1(c).

             NASD: shall mean National Association of Securities Dealers, Inc.

             Nasdaq Stock Market: shall have the meaning set forth in Section 2.24.

             Organizational Documents: shall have the meaning set forth in
Section 2.1(a).

             Owns, Own, Owned: shall mean the aggregate beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of the Investor and any of its Affiliates, its current or former members and Affiliates thereof.

             Person: shall mean an individual, partnership, joint-stock company, corporation, limited liability company, trust or unincorporated organization, and a government or agency or political subdivision thereof.

             Proxy Statement: shall have the meaning set forth in Section
4.5(b).

             Purchase Price: shall have the meaning set forth in Section 1.1(b).

             Registration Statement: shall have the meaning set forth in Section 4.9.

             Rights Agreement: shall mean the Rights Agreement, dated as of June 3, 1999, between the Company and U.S. Stock Transfer Corporation, as Rights Agent, as amended.

             SEC: shall mean the Securities and Exchange Commission.

             Second Closing: shall have the meaning set forth in Section 1.2(b).

             Second Closing Date: shall have the meaning set forth in Section 1.2(b).

             Second Closing Purchase Price: shall have the meaning set forth in
Section 1.1(b).

             Second Closing Shares: shall have the meaning set forth in Section 1.1(b).

             Securities Act: shall mean the Securities Act of 1933, as amended.

             Shares: shall have the meaning set forth in Section 1.1(b).

             Subsidiary: shall mean a corporation of which a Person owns, directly or indirectly, more than 50% of the Voting Stock.

             Takeover Statute: shall mean any corporate takeover provision under laws of the State of Delaware or any other state or federal "fair price", "moratorium", "control share acquisition" or other similar antitakeover statute or regulation.

             Voting Stock: shall mean securities of any class or classes of a corporation the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

             7.2.  Accounting Principles

             Where the character or amount of any asset or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, this shall be done in accordance with GAAP at the time in effect, to the extent applicable, except where such principles are inconsistent with the requirements of this Agreement.

             7.3. Directly or Indirectly

             Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

             7.4. Governing Law

             This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any contrary result otherwise required by conflict or choice of law rules.

             7.5. Paragraph and Section Headings

             The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof.

SECTION 8.   MISCELLANEOUS

             8.1. Notices

             (a) All communications under this Agreement shall be in writing and shall be delivered by hand or facsimile or mailed by overnight courier or by registered mail or certified mail, postage prepaid:

             (1) if to an Investor, at the address or facsimile number set forth next to such Investor's name on Schedule 1.1(a), or at such other address or facsimile number as such Investor may have furnished the Company in writing, with a copy to Willkie Farr & Gallagher, 787 Seventh Avenue, New York, NY 10019 (facsimile: (212) 728-8111), Attention: Steven J. Gartner, Esq.; and

             (2) if to the Company, at: 2 Goodyear, Irvine, CA 92618 (facsimile: (949) 837-3700), Attention: James M. Corbett, or at such other address or facsimile number as it may have furnished the Investor in writing, with a copy to Stradling, Yocca, Carlson & Rauth, 600 Newport Center Drive, Suite 1600, Newport Beach, CA 92660 (facsimile: (949) 725-4100), Attention: Bruce Feuchter, Esq.

             (b) Any notice so addressed shall be deemed to be given: if delivered by hand or facsimile, on the date of such delivery; if mailed by courier, on the first business day following the date of such mailing; and if mailed by registered or certified mail, on the third business day after the date of such mailing.

             8.2. Expenses and Taxes

             (a) Except as expressly provided otherwise in this Agreement, the Company and each Investor is liable for, and will pay, its own expenses incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and the other agreements to be executed in connection herewith, including, without limitation, attorneys' and consultants' fees and expenses.


             (b) Notwithstanding the provisions of Section 8.2(a) above, the Company will pay, and save and hold each Investor harmless from any and all liabilities (including interest and penalties) with respect to, or resulting from any delay or failure in paying, stamp and other taxes (other than income taxes), if any, which may be payable or determined to be payable on the execution and delivery or acquisition of the Shares.

             8.3. Reproduction of Documents

             This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by the Investors on the Closing Dates (except for certificates evidencing the Shares themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to the Investors, may be reproduced by the Investors by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process and the Investors may destroy any original document so reproduced. All parties hereto agree and stipulate that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by the Investor in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

             8.4. Termination and Survival

             Unless the First Closing has occurred prior thereto, the obligations of the parties hereto to consummate the First Closing and the Second Closing shall terminate on October 31, 2002 (unless such date is extended by mutual written consent of the parties hereto). Notwithstanding any termination of the parties' obligation to consummate the Closings, all other terms of this Agreement shall remain in full force and effect. All warranties, representations, and covenants made by the Investors and the Company herein or in any certificate or other instrument delivered by the Investors or the Company under this Agreement shall be considered to have been relied upon by the Company or the Investors, as the case may be, and shall survive all deliveries to the Investors of the Shares, or payment to the Company for such Shares, regardless of any investigation made by the Company or the Investors, as the case may be, or on the Company's or the Investors' behalf. All statements in any such certificate or other instrument shall constitute warranties and representations by the Company hereunder. Notwithstanding the foregoing, the representations and warranties contained in Section 2.31 shall expire upon the closing of the Acquisition and be of no further force and effect.

             8.5. Successors and Assigns

             This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties. The Company may not assign its rights or obligations hereunder without the prior written consent of the Investors. Each Investor may assign its rights and obligations hereunder to any of its members or Affiliates or to any Affiliates of its members.

             8.6. Entire Agreement; Amendment and Waiver

             This Agreement and the agreements attached as Exhibits hereto constitute the entire understandings of the parties hereto and supersede all prior agreements or understandings with respect to the subject matter hereof among such parties. This Agreement may be amended, and the observance of any term of this Agreement may be waived, with (and only with) the written consent of the Company and the Investors holding a majority of the Shares; provided, however, that, notwithstanding the foregoing, this Agreement may be amended by the Company to include additional purchasers of Shares as "Investors" in the manner contemplated in Section 4.11 above.

             8.7. Severability

             In the event that any part or parts of this Agreement shall be held illegal or unenforceable by any court or administrative body of competent jurisdiction, such determination shall not affect the remaining provisions of this Agreement which shall remain in full force and effect.

             8.8. Limitation on Enforcement of Remedies

             The Company hereby agrees that it will not assert against the limited partners of any members of any Investor any claim it may have under this Agreement by reason of any failure or alleged failure by the Investor to meet its obligations hereunder. Counterparts

             8.9. Counterparts

             This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

                                       Very truly yours,

                                       MICRO THERAPEUTICS, INC.

                                       By:  /s/ James Corbett
                                            ------------------------------------
                                            Name: James Corbett
                                            Title: President and Chief Executive
                                            Officer

ACCEPTED AND AGREED:

INVESTORS:

MICRO INVESTMENT, LLC

By:  Warburg, Pincus Equity Partners, L.P.,
     Managing Member

     By:  Warburg, Pincus & Co.,
          General Partner

     By:  Elizabeth H. Weatherman
          ---------------------------------
          Name: Elizabeth H. Weatherman
          Title: Partner

Resident of:  Delaware

                                 Schedule 1.1(a)

                                  First Closing

Investor Name and Address                  Number of Shares
-------------------------                  ----------------

Micro Investment, LLC                      $20 million divided by the Per Share
c/o Warburg, Pincus Equity Partners, L.P.  Purchase Price, less the number of
466 Lexington Avenue                       shares of Common Stock, if any, to be
New York, NY 10017                         sold to "accredited investors"
Facsimile: (212) 716-5068                  pursuant to Section 4.12 hereof.
Attention:  Elizabeth H. Weatherman

------------------------------------------------------ -------------------------
                                 Schedule 1.1(b)

                                 Second Closing

Investor Name and Address                  Number of Shares
-------------------------                  ----------------

Micro Investment, LLC                      $10 million divided by the Per Share
c/o Warburg, Pincus Equity Partners, L.P.  Purchase Price, less the number of
466 Lexington Avenue                       shares of Common Stock, if any, to
New York, NY 10017                         be sold to "accredited investors"
Facsimile: (212) 716-5068                  pursuant to Section 4.12 hereof.
Attention:  Elizabeth H. Weatherman

--------------------------------------------------------------------------------

                                    Exhibit C

                         Registration Rights Provisions

             1. Registration Procedures and Expenses.

             (a)   The Company shall:

                   (i) subject to receipt of necessary information from each of the Investors, prepare and file with the SEC, as soon as practicable after the Second Closing Date or, if the Second Closing Date shall not occur, as soon as practicable after the provisions of the Agreement relating to the Second Closing have been terminated pursuant to Section 8.4 thereof, a registration statement on Form S-3 (the "Registration Statement") to enable the resale of the Shares by each of the Investors from time to time through the automated quotation system of the Nasdaq Stock Market or in privately-negotiated transactions;

                   (ii) (A) use its reasonable best efforts, subject to receipt of necessary information from each of the Investors, to cause the Registration Statement to become effective no event later than sixty (60) days after the Registration Statement is filed by the Company, and (B) within five (5) days after the receipt of a no review letter from the SEC, take all appropriate measures necessary to cause the Registration Statement to become effective;

                   (iii) use its reasonable best efforts to prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus which forms a part thereof (the "Prospectus") as may be necessary to keep the Registration Statement current and effective for a period not exceeding, with respect to the Investors' Shares, the earlier of (i) the date on which, in the opinion of counsel to the Company, each of the Investors may sell all Shares then held by it in any 90-day period pursuant to Rule 144 under the Securities Act (without restriction by the volume limitations of Rule 144(e)) or
(ii) such time as all Shares purchased by the Investors have been sold pursuant to a registration statement under the Securities Act or pursuant to Rule 144;

                   (iv) furnish to each of the Investors with respect to the Shares registered under the Registration Statement such number of copies of the Registration Statement, Prospectuses (including supplemental prospectuses) and preliminary versions of the Prospectus filed with the SEC ("Preliminary Prospectuses") in conformity with the requirements of the Securities Act and such other documents as such Investor may reasonably request, in order to facilitate the public sale or other disposition of all or any of the Shares by such Investor, provided, however, that unless waived by the Company in writing, the obligation of the Company to deliver copies of Prospectuses or Preliminary Prospectuses to any Investor shall be subject to the receipt by the Company of reasonable assurances from such Investor that the Investor will comply with the applicable provisions of the Securities Act and of such other securities or blue sky laws as may be applicable in connection with any use of such Prospectuses or Preliminary Prospectuses;

                   (v) file documents required of the Company for normal blue sky clearance in states reasonably specified in writing by any Investor prior to the effectiveness of the Registration Statement, provided, however, that the Company shall not be required to qualify to do business or consent to service of process in any jurisdiction in which it is not now so qualified or has not so consented;

                   (vi) bear all expenses (other than underwriting discounts and commissions, if any) in connection with the procedures in paragraph (i) through (v) of this Section 1 and the registration of the Shares pursuant to the Registration Statement, including without limitation (a) registration and filing fees with the SEC, (b) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of Company counsel in connection with blue sky qualifications of the Shares), (c) printing expenses,
(d) fees and expenses incurred in connection with the listing of the Shares, (e) fees and expenses of counsel and independent certified public accountants for the Company (including the expenses of any comfort letters), (f) the fees and expenses of any additional experts retained by the Company in connection with such registration, (g) fees and expenses in connection with any review of underwriting arrangements by the National Association of Securities Dealers, Inc., including fees and expenses of any "qualified independent underwriter,"
(h) internal Company expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), and (i) all reasonable fees and disbursements of one counsel for the Investors in connection with such registration; and

                   (vii) advise each of the Investors, promptly after it shall receive notice or obtain knowledge of the issuance of any stop order by the SEC delaying or suspending the effectiveness of the Registration Statement or of the initiation of any proceeding for that purpose; and it will promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal at the earliest possible moment if such stop order should be issued.

             (b) With a view to making available to the Investors the benefits of Rule 144 (or its successor rule) and any other rule or regulation of the SEC that may at any time permit the Investors to sell Shares to the public without registration, the Company covenants and agrees to: (i) make and keep public information available, as those terms are understood and defined in Rule 144, until the earlier of (A) such date as, in the opinion of counsel to the Company, all of the Investors' Shares may be resold pursuant to Rule 144(k) or any other rule of similar effect or (B) such date as all of the Investors' Shares shall have been resold; (ii) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and under the Exchange Act; and (iii) furnish to each Investor upon request, as long as such Investor owns any Shares, (A) a written statement by the Company that it has complied with the reporting requirements of the Securities Act and the Exchange Act, (B) a copy of the Company's most recent Annual Report on Form 10-KSB or Quarterly Report on Form 10-QSB, and (C) such other information as may be reasonably requested in order to avail such Investor of any rule or regulation of the SEC that permits the selling of any such Shares without registration.

             (c) With respect to any Investor, it shall be a condition precedent to the obligations of the Company to take any action pursuant to this
Section 1 that such Investor shall furnish to the Company such information regarding itself, the Shares to be sold by such Investor, and the intended method of disposition of such securities as shall be required to effect the registration of the Shares.

             (d) Notwithstanding anything to the contrary herein, the Registration Statement shall cover only the Shares. In no event at any time before the Registration Statement becomes effective with respect to the Shares shall the Company publicly announce or file any other registration statement, other than a registration statement on Form S-8 relating solely to employee benefit plans, without the prior written consent of each of the Investors.

             (e) The Company understands that each of the Investors disclaims being an underwriter, but any Investor being deemed an underwriter by the SEC shall not relieve the Company of any obligations it has hereunder.

             2. Transfer of Shares After Registration; Suspension.

             (a) Each Investor agrees that it will not effect any disposition of the Shares or its right to purchase the Shares that would constitute a sale within the meaning of the Securities Act other than transactions exempt from the registration requirements of the Securities Act, except as contemplated in the Registration Statement referred to in Section 1 and as described below or as otherwise permitted by law, and that it will promptly notify the Company of any changes in the information set forth in the Registration Statement regarding itself or its plan of distribution.

             (b) Except in the event that paragraph (c) below applies, the Company shall: (i) if deemed necessary by the Company, prepare and file from time to time with the SEC a post-effective amendment to the Registration Statement or a supplement to the related Prospectus or a supplement or amendment to any document incorporated therein by reference or file any other required document so that such Registration Statement will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and so that, as thereafter delivered to purchasers of the Shares being sold thereunder, such Prospectus will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; (ii) provide the Investors copies of any documents filed pursuant to Section 2(b)(i); and (iii) upon request, inform any Investor that the Company has complied with its obligations in Section 2(b)(i) (or that, if the Company has filed a post-effective amendment to the Registration Statement which has not yet been declared effective, the Company will notify such Investor to that effect, will use its reasonable efforts to secure the effectiveness of such post-effective amendment as promptly as possible and will promptly notify such Investor pursuant to Section 2(b)(i) hereof when the amendment has become effective).

             (c) Subject to paragraph (d) below, in the event: (i) of any request by the SEC or any other federal or state governmental authority during the period of effectiveness of the Registration Statement for amendments or supplements to a Registration Statement or related Prospectus or for additional information; (ii) of the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of a Registration Statement or the initiation of any proceedings for that purpose;
(iii) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Shares for sale in any jurisdiction or the initiation of any proceeding for such purpose; or (iv) of any event or circumstance which necessitates the making of any changes in the Registration Statement or Prospectus, or any document incorporated or deemed to be incorporated therein by reference, so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the Prospectus, it will not contain any untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; then the Company shall promptly deliver a certificate in writing to each Investor (the "Suspension Notice") to the effect of the foregoing and, upon receipt of such Suspension Notice, each Investor will refrain from selling any Shares pursuant to the Registration Statement (a "Suspension") until the Investor's receipt of copies of a supplemented or amended Prospectus prepared and filed by the Company, or until it is advised in writing by the Company that the current Prospectus may be used, and has received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in any such Prospectus. In the event of any Suspension, the Company will use its reasonable efforts to cause the use of the Prospectus so suspended to be resumed as soon as reasonably practicable within 30 days after delivery of a Suspension Notice to the Investors. In addition to and without limiting any other remedies (including, without limitation, at law or at equity) available to the Investors, the Investors shall be entitled to specific performance in the event that the Company fails to comply with the provisions of this Section 2(c).

             (d) Notwithstanding the foregoing paragraphs of this Section 2, the Company shall not suspend the Registration Statement which causes any Investor to be prohibited from selling Shares under the Registration Statement as a result of such Suspension on more than two occasions of not more than 30 days each in any twelve month period, and any such Suspension must be separated by a period of at least thirty (30) days from a prior Suspension.

             (e) Provided that a Suspension is not then in effect each Investor may sell Shares under the Registration Statement, provided that it arranges for delivery of a current Prospectus to the transferee of such Shares. Upon receipt of a request therefor, the Company will provide the requested number of current Prospectuses to each Investor and to any other parties requiring such Prospectuses.

             3. Indemnification.

For purposes of this Section 3:

             the term "Selling Stockholders" means the Investors, their respective officers and members, and each person, if any, who controls an Investor within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act;

             the term "Registration Statement" means the Registration Statement, any Preliminary Prospectus, the final Prospectus, any exhibit, supplement or amendment thereto or included in or relating to, and any document incorporated by reference in, the Registration Statement (or deemed to be a part thereof) referred to in Section 1; and
             the term "untrue statement" means any untrue statement or alleged untrue statement, or any omission or alleged omission to state in the Registration Statement a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

             (a) The Company agrees to indemnify and hold harmless each Selling Stockholder from and against any losses, claims, damages or liabilities (or actions or proceedings in respect thereof) to which such Selling Stockholder may become subject (under the Securities Act or otherwise) insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon (i) any untrue statement of a material fact contained in the Registration Statement, (ii) any inaccuracy in the representations and warranties of the Company contained in the Agreement or the failure of the Company to perform its obligations thereunder or (iii) any failure by the Company to fulfill any undertaking included in the Registration Statement, and the Company will reimburse such Selling Stockholder for any legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim, provided, however, that the Company shall not be liable in any such case to the extent that such loss, claim, damage or liability arises out of, or is based upon, an untrue statement made in such Registration Statement in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Selling Stockholder and stated to be specifically for use in preparation of the Registration Statement.

             (b) Each Investor agrees to indemnify and hold harmless the Company (and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act, each officer of the Company who signs the Registration Statement and each director of the Company) from and against any losses, claims, damages or liabilities to which the Company (or any such officer, director or controlling person) may become subject (under the Securities Act or otherwise), insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon, any untrue statement of a material fact contained in the Registration Statement if such untrue statement was made in reliance upon and in conformity with written information furnished by or on behalf of such Investor and stated to be specifically for use in preparation of the Registration Statement, and such Investor will reimburse the Company (or such officer, director or controlling person), as the case may be, for any legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim. The obligation of such Investor to indemnify shall be limited to the net amount of the proceeds received by such Investor from the sale of the Shares pursuant to the Registration Statement.

             (c) Each party entitled to indemnification under this Section 3 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld) and the Indemnified Party may participate in such defense at such party's expense (unless the Indemnified Party shall have reasonably concluded, after consultation with counsel, that there may be a conflict of interest between the Indemnifying Party and the Indemnified Party in such action, in which case the reasonable fees and expenses of counsel for the Indemnified Party shall be at the expense of the Indemnifying Party), and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 3, except to the extent that the Indemnifying Party is materially prejudiced thereby. No Indemnifying Party, in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

             (d) If the indemnification provided for in this Section 3 is insufficient to or is held by a court of competent jurisdiction to be unavailable to hold harmless an Indemnified Party under subsection (a) or (b) above in respect of any losses, claims, damages or liabilities (or actions or proceedings in respect thereof) referred to therein, then each Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Company on the one hand and such Investor on the other in connection with the statements or omissions or other matters which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, in the case of an untrue statement, whether the untrue statement relates to information supplied by the Company on the one hand or such Investor on the other and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement. The Company and the Investors agree that it would not be just and equitable if contribution pursuant to this subsection (d) were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to above in this subsection (d). The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this subsection (d), no Investor shall be required to contribute any amount in excess of the amount by which the gross amount received by such Investor from the sale of the Shares to which such loss relates exceeds the amount of any damages which such Investor has otherwise been required to pay by reason of such untrue statement. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Investors obligations in this subsection to contribute are several in proportion to their sales of Shares to which such loss relates and not joint.

             (e)   The indemnity and contribution agreements contained in this
Section 3 shall remain operative and in full force and effect regardless of (a) termination of any provision of the Agreement or any underwriting agreement, (b) any investigation made by or on behalf of any Indemnified Person or by or on behalf of the Company and (c) the consummation of the sale or successive resales of the Shares.

             4. Liquidated Damages Under Certain Circumstances.

             (a) If (i) the Registration Statement has not been declared effective by the SEC by March 31, 2003, or (ii) the Registration Statement is filed and declared effective but shall thereafter be subject to a Suspension which shall be in effect for more than 60 days (consecutive or non-consecutive) in the aggregate in any 12-month period, except in cases where (x) such Suspension results from any untrue statement made in the Registration Statement in reliance upon and in conformity with written information furnished to the Company by or on behalf of any Investor specifically for use in preparation of the Registration Statement or (y) in the opinion of counsel to the Company, during the entire duration of the Suspension, the Investors may sell all Shares then held by the Investors in any 90-day period pursuant to Rule 144 under the Securities Act (without restriction by the volume limitation of Rule 144(e)) (each such event referred to in clauses (i) and (ii), a "Registration Default"), the Company will pay liquidated damages to the Investors (in proportion to the number of Shares then held by each Investor) in the amount of 2% of the Purchase Price paid by the Investors to the Company for the Shares for every 30-day period the Registration Default continues. Such liquidated damages will be payable to each Investor on demand by wire transfer of immediately available funds or by federal funds check by the Company.

             (b) Nothing herein limits each Investor's right to pursue actual damages for the Company's failure to ensure sales can be made under the Registration Statement or the Company's failure to ensure the Common Stock is listed or included for quotation, as the case may be, on an Approved Market.

             5. Information Available. So long as the Registration Statement is effective covering the resale of Shares owned by any Investor, the Company will furnish to each such Investor:

             (a) as soon as it is delivered to the Company's other stockholders, one copy of (i) its Annual Report to Stockholders (which Annual Report shall contain financial statements audited in accordance with generally accepted accounting principles by a national firm of certified public accountants) and (ii) if not included in substance in the Annual Report to Stockholders, its Annual Report on Form 10-KSB (the foregoing, in each case, excluding exhibits);

             (b) upon the reasonable request of such Investor, all exhibits excluded by the parenthetical to subparagraph (a)(ii) of this Section 5 as filed with the SEC and all other information that is made available to stockholders; and

             (c) upon the reasonable request of such Investor, an adequate number of copies of the Prospectuses to supply to any other party requiring such Prospectuses; and the Company, upon the reasonable request of such Investor, will meet with such Investor or a representative thereof at the Company's headquarters to discuss all information relevant for disclosure in the Registration Statement covering the Shares and will otherwise cooperate with such Investor in conducting an investigation for the purpose of reducing or eliminating such Investor's exposure to liability under the Securities Act, including the reasonable production of information at the Company's headquarters; provided, that the Company shall not be required to disclose any confidential information to or meet at its headquarters with such Investor until and unless such Investor shall have entered into a confidentiality agreement in form and substance reasonably satisfactory to the Company with the Company with respect thereto.

             6. Public Statements. The Company will not issue any public statement, press release or any other public disclosure listing any Investor as one of the purchasers of the Shares without such Investor's prior written consent, except as may be required by applicable law or rules of any exchange on which the Company's securities are listed.